Exhibit 99.1

Cross Country Healthcare Announces Second Quarter 2021 Financial Results

BOCA RATON, Fla.--(BUSINESS WIRE)--August 4, 2021--Cross Country Healthcare, Inc. (the "Company") (Nasdaq: CCRN) today announced financial results for its second quarter ended June 30, 2021.

SELECTED FINANCIAL INFORMATION:

		Variance		Variance
		Q2 2021 vs		Q2 2021 vs
Dollars are in thousands, except per share amounts	Q2 2021	Q2 2020		Q1 2021
Revenue	$331,827	53%		1%
Gross profit margin*	21.9%	(150	) bps	20	bps
Net income attributable to common shareholders	$11,548	182%		(41)%
Diluted EPS	$0.31	$0.70		$(0.22)
Adjusted EBITDA*	$24,260	109%		(9)%
Adjusted EBITDA margin*	7.3%	190	bps	(80	) bps
Adjusted EPS*	$0.47	$0.31		$(0.11)
Cash flows provided by operations	$15,505	(6)%		162%
* Refer to accompanying tables and discussion of non-GAAP (Generally Accepted Accounting Principles) financial measures below.

“We are pleased to once again exceed our expectations on the strength of our ability to attract and place professionals.” said Kevin C. Clark, Co-Founder and Chief Executive Officer. He continued, “We continue to partner with our clients to solve complex labor challenges against a backdrop of near record demand and an exceptionally tight labor market which is driving higher compensation costs in most healthcare specialties. As we enter the second half of 2021, we are well positioned to continue expanding our base of clinicians on assignment and our market share, as we further digitally transform the company and invest in incremental resources.”

Second quarter consolidated revenue was $331.8 million, an increase of 53% year-over-year and 1% sequentially. Consolidated gross profit margin was 21.9%, down 150 basis points year-over-year and up 20 basis points sequentially. Net income attributable to common shareholders was $11.5 million compared to a net loss of $14.2 million in the prior year and net income of $19.4 million in the prior quarter. Diluted earnings per share (EPS) was $0.31 per share compared to a loss of $0.39 per share in the prior year and income of $0.53 per share in the prior quarter. Adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) was $24.3 million or 7.3% of revenue, as compared with $11.6 million or 5.4% of revenue in the prior year, and $26.7 million or 8.1% of revenue in the prior quarter. Adjusted EPS was $0.47 compared to $0.16 in the prior year and $0.58 in the prior quarter.

For the six months ended June 30, 2021, consolidated revenue was $661.1 million, an increase of 55% year-over-year. Consolidated gross profit margin was 21.8%, down 170 basis points year-over-year. Net income attributable to common shareholders was $31.0 million, or 0.84 per diluted share, compared to a loss of $16.2 million, or 0.45 per diluted share, in the prior year. Adjusted EBITDA was $51.0 million or 7.7% of revenue, as compared with $16.2 million or 3.8% of revenue in the prior year. Adjusted EPS was $1.05 compared to $0.15 in the prior year.

Quarterly Business Segment Highlights

Nurse and Allied Staffing

Revenue was $316.2 million, an increase of 58% year-over-year and 1% sequentially. Contribution income was $35.3 million, an increase compared to $19.6 million in the prior year and a decrease compared to $37.4 million in the prior quarter. Average field contract personnel on a full-time equivalent (FTE) basis were 7,578 as compared with 5,801 in the prior year and 6,614 in the prior quarter. Revenue per FTE per day was $454 compared to $375 in the prior year and $522 in the prior quarter. The increase in the average number of FTEs was primarily due to headcount growth in travel nurse and allied. As a result of the rise in demand coupled with a tight labor market, average travel bill rates increased over the prior year due to rising compensation required to attract healthcare professionals. As expected, bill rates began to normalize through the second quarter, after reaching a peak in the first quarter. Throughout the coronavirus pandemic (COVID-19), we have worked with our clients to adjust bill rates, both increasing and decreasing rates as necessary, to provide critical healthcare professionals.

Physician Staffing

Revenue was $15.6 million, a decrease of 7% year-over-year and 4% sequentially. Contribution income was $0.6 million, a decrease compared to $1.2 million in the prior year and $1.4 million in the prior quarter. Total days filled were 9,775 as compared with 9,195 in the prior year and 9,469 in the prior quarter. Revenue per day filled was $1,600 as compared with $1,835 in the prior year and $1,714 in the prior quarter. The decrease in revenue was due to a mix shift to lower bill-rate specialties. The decrease in contribution income was driven by lower revenue and higher direct costs.

Cash Flow and Balance Sheet Highlights

Cash flow provided by operations for the quarter was $15.5 million compared to cash flow provided by operations of $16.6 million in the prior year and cash flow used in operations of $24.9 million in the prior quarter, primarily due to strong sequential revenue growth which resulted in a $76.3 million increase in receivables since the start of the year. For the six months ended June 30, 2021, cash flow used in operations was $9.4 million compared to cash flow provided by operations of $33.7 million in the prior year. Days' sales outstanding was 56 days as of June 30, 2021, up 7 days year-over-year and flat sequentially.

As previously announced in an 8-K filed June 14, 2021, the Company entered into an asset purchase agreement with Workforce Solutions Group, Inc. on June 8, 2021. The purchase price included $25.0 million in cash and $5.0 million in shares of the Company’s common stock, subject to a net working capital adjustment. In conjunction with this acquisition, the Company entered into a $100.0 million, six-year second lien subordinated term loan. The proceeds were used to pay the cash consideration, as well as any costs, fees, and expenses in connection with the acquisition, with the remainder used to pay down a portion of the asset-based loan facility (ABL).

At June 30, 2021, the Company had $18.1 million in cash and cash equivalents and $100.0 million principal balance on its term loan, with $16.0 million of borrowings drawn under its ABL, and $18.5 million of letters of credit outstanding. Availability under the ABL is subject to a borrowing base, which was $150.0 million as of June 30, 2021, with $115.5 million available for borrowing as of June 30, 2021.

Outlook for Third Quarter 2021

The guidance below applies to management’s expectations for the third quarter of 2021.

	Q3 2021 Range	Year-over-Year	Sequential
		Change	Change

Revenue	$310 million - $320 million	60% - 65%	(7)% - (4)%

Gross Profit Margin*	21.8% - 22.3%	(290) bps - (240) bps	(10) bps - 40 bps

Adjusted EBITDA*	$18.0 million - $20.0 million	109% - 133%	(26)% - (18)%

Adjusted EPS*	$0.30 - $0.35	$0.18 - $0.23	$(0.17) - $(0.12)
* Refer to discussion of non-GAAP financial measures below.

The above estimates are based on current management expectations and, as such, are forward-looking and actual results may differ materially. The above ranges do not include the potential impact of any future divestitures, mergers, acquisitions, or other business combinations, changes in debt structure, or future share repurchases. Bill and pay rates are expected to continue to normalize through the third quarter with average bill rates remaining higher than the prior year though declining sequentially for certain specialties. See accompanying non-GAAP financial measures and tables below.

INVITATION TO CONFERENCE CALL

The Company will hold its quarterly conference call on Wednesday, August 4, 2021, at 5:00 P.M. Eastern Time to discuss its second quarter 2021 financial results. This call will be webcast live and can be accessed at the Company’s website at ir.crosscountryhealthcare.com or by dialing 888-982-7289 from anywhere in the U.S. or by dialing 630-395-0347 from non-U.S. locations - Passcode: Cross Country. A replay of the webcast will be available from August 4th through August 18th at the Company’s website and a replay of the conference call will be available by telephone by calling 866-373-4989 from anywhere in the U.S. or 203-369-0269 from non-U.S. locations - Passcode: 2021.

ABOUT CROSS COUNTRY HEALTHCARE

Cross Country Healthcare, Inc. (CCH) is a leader in providing total talent management including strategic workforce solutions, contingent staffing, permanent placement, and consultative services for healthcare customers. Leveraging our 35 years of industry expertise and insight, CCH solves complex labor-related challenges for customers while providing high-quality outcomes and exceptional patient care. As a multi-year Best of Staffing® Award winner, CCH is committed to an exceptionally high level of service to both our clients and our healthcare professionals. CCH was the first publicly traded staffing firm to obtain The Joint Commission Certification, which it still holds with a Letter of Distinction. In February 2021, CCH earned Energage’s inaugural 2021 Top Workplaces USA award. CCH has a longstanding history of investing in its diversity, equality, and inclusion strategic initiatives as a key component of the organization’s overall corporate social responsibility program which is closely aligned with its core values to create a better future for its people, communities, the planet, and its shareholders.

Copies of this and other news releases as well as additional information about the Company can be obtained online at ir.crosscountryhealthcare.com. Shareholders and prospective investors can also register to automatically receive the Company’s press releases, filings with the Securities and Exchange Commission (SEC), and other notices by e-mail.

NON-GAAP FINANCIAL MEASURES

This press release and the accompanying financial statement tables reference non-GAAP financial measures, such as gross profit margin, adjusted EBITDA, and adjusted EPS. Such non-GAAP financial measures are provided as additional information and should not be considered substitutes for, or superior to, financial measures calculated in accordance with U.S. GAAP. Such non-GAAP financial measures are provided for consistency and comparability to prior year results; furthermore, management believes they are useful to investors when evaluating the Company's performance as they exclude certain items that management believes are not indicative of the Company's future operating performance. Pro forma measures, if applicable, are adjusted to include the results of our acquisitions, and exclude the results of divestments, as if the transactions occurred in the beginning of the periods mentioned. Such non-GAAP financial measures may differ materially from the non-GAAP financial measures used by other companies. The financial statement tables that accompany this press release include a reconciliation of each non-GAAP financial measure to the most directly comparable U.S. GAAP financial measure and a more detailed discussion of each financial measure; as such, the financial statement tables should be read in conjunction with the presentation of these non-GAAP financial measures.

FORWARD LOOKING STATEMENTS

In addition to historical information, this press release contains statements relating to our future results (including certain projections and business trends) that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Private Securities Litigation Reform Act, and are subject to the "safe harbor" created by those sections. Forward-looking statements consist of statements that are predictive in nature, depend upon or refer to future events. Words such as "expects", "anticipates", "intends", "plans", "believes", "estimates", "suggests", "appears", "seeks", "will", "could", and variations of such words and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include, but are not limited to, the following: the potential impacts of the COVID-19 pandemic on our business, financial condition, and results of operations, our ability to attract and retain qualified nurses, physicians and other healthcare personnel, costs and availability of short-term housing for our travel healthcare professionals, demand for the healthcare services we provide, both nationally and in the regions in which we operate, the functioning of our information systems, the effect of cyber security risks and cyber incidents on our business, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients’ ability to pay us for our services, our ability to successfully implement our acquisition and development strategies, including our ability to successfully integrate acquired businesses and realize synergies from such acquisitions, the effect of potential liabilities, losses, or other exposures in connection with the Cross Country Workforce Solutions Group (WSG) acquisition, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, our ability to successfully defend the Company, its subsidiaries, and its officers and directors on the merits of any lawsuit or determine its potential liability, if any, and other factors set forth in Item 1A. "Risk Factors" in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and in our other filings with the SEC. You should consult any further disclosures the Company makes on related subjects in its filings with the SEC.

Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) we have correctly measured or identified all of the factors affecting our business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct, and/or (iv) our strategy, which is based in part on this analysis, will be successful. The Company undertakes no obligation to update or revise forward-looking statements. All references to "we", "us", "our", or "Cross Country" in this press release mean Cross Country Healthcare, Inc. and its subsidiaries.

Cross Country Healthcare, Inc.
Consolidated Statements of Operations
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,	June 30,
	2021	2020	2021	2021	2020

Revenue from services	$331,827	$216,779	$329,241	$661,068	$426,843
Operating expenses:
Direct operating expenses	259,237	166,045	257,776	517,013	326,506
Selling, general and administrative expenses	50,344	42,254	46,327	96,671	88,135
Bad debt expense	466	898	504	970	1,437
Depreciation and amortization	2,199	3,929	2,253	4,452	7,225
Acquisition and integration-related costs	924	—	—	924	77
Restructuring costs	835	2,330	1,238	2,073	2,894
Impairment charges	1,921	15,011	149	2,070	15,011
Total operating expenses	315,926	230,467	308,247	624,173	441,285
Income (loss) from operations	15,901	(13,688)	20,994	36,895	(14,442)
Other expenses (income):
Interest expense	1,196	744	671	1,867	1,611
Other income, net	(204)	(5)	(37)	(241)	(36)
Income (loss) before income taxes	14,909	(14,427)	20,360	35,269	(16,017)
Income tax expense (benefit)	3,361	(379)	912	4,273	(201)
Consolidated net income (loss)	11,548	(14,048)	19,448	30,996	(15,816)
Less: Net income attributable to noncontrolling interest in subsidiary	—	103	—	—	424
Net income (loss) attributable to common shareholders	$11,548	$(14,151)	$19,448	$30,996	$(16,240)

Net income (loss) per share attributable to common shareholders - Basic	$0.32	$(0.39)	$0.54	$0.85	$(0.45)

Net income (loss) per share attributable to common shareholders - Diluted	$0.31	$(0.39)	$0.53	$0.84	$(0.45)

Weighted average common shares outstanding:
Basic	36,625	36,123	36,181	36,404	35,998
Diluted	37,203	36,123	37,034	37,120	35,998

Cross Country Healthcare, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,	June 30,
	2021	2020	2021	2021	2020
Adjusted EBITDA:[a]
Net income (loss) attributable to common shareholders	$11,548	$(14,151)	$19,448	$30,996	$(16,240)
Interest expense	1,196	744	671	1,867	1,611
Income tax expense (benefit)	3,361	(379)	912	4,273	(201)
Depreciation and amortization	2,199	3,929	2,253	4,452	7,225
Acquisition and integration-related costs[b]	924	—	—	924	77
Restructuring costs[c]	835	2,330	1,238	2,073	2,894
Legal settlements and fees[d]	28	1,561	375	403	1,561
Impairment charges[e]	1,921	15,011	149	2,070	15,011
Other income, net	(204)	(5)	(37)	(241)	(36)
Equity compensation	2,137	2,072	1,349	3,486	2,999
Applicant tracking system costs[f]	315	397	375	690	899
Net income attributable to noncontrolling interest in subsidiary[g]	—	103	—	—	424
Adjusted EBITDA[a]	$24,260	$11,612	$26,733	$50,993	$16,224
Adjusted EBITDA margin[a]	7.3%	5.4%	8.1%	7.7%	3.8%

Adjusted EPS:[h]
Numerator:
Net income (loss) attributable to common shareholders	$11,548	$(14,151)	$19,448	$30,996	$(16,240)
Non-GAAP adjustments - pretax:
Acquisition and integration-related costs[b]	924	—	—	924	77
Restructuring costs[c]	835	2,330	1,238	2,073	2,894
Legal settlements and fees[d]	28	1,561	375	403	1,561
Impairment charges (excluding rebranding impacts)[e]	1,921	15,011	149	2,070	15,011
Rebranding impairments and accelerated amortization[e]	—	1,406	—	—	2,137
Applicant tracking system costs[f]	315	397	375	690	899
Nonrecurring income tax adjustments[i]	1,942	313	—	1,942	313
Tax impact of non-GAAP adjustments	(11)	(958)	(2)	(12)	(970)
Adjusted net income attributable to common shareholders - non-GAAP	$17,502	$5,909	$21,583	$39,086	$5,682

Denominator:
Weighted average common shares - basic, GAAP	36,625	36,123	36,181	36,404	35,998
Dilutive impact of share-based payments[j]	578	76	853	716	265
Adjusted weighted average common shares - diluted, non-GAAP	37,203	36,199	37,034	37,120	36,263

Reconciliation:
Diluted EPS, GAAP	$0.31	$(0.39)	$0.53	$0.84	$(0.45)
Non-GAAP adjustments - pretax:
Acquisition and integration-related costs[b]	0.03	—	—	0.03	—
Restructuring costs[c]	0.02	0.06	0.03	0.05	0.08
Legal settlements and fees[d]	—	0.04	0.01	0.01	0.04
Impairment charges (excluding rebranding impacts)[e]	0.05	0.42	—	0.05	0.42
Rebranding impairments and accelerated amortization[e]	—	0.04	—	—	0.06
Applicant tracking system costs[f]	0.01	0.01	0.01	0.02	0.02
Nonrecurring income tax adjustments[i]	0.05	0.01	—	0.05	0.01
Tax impact of non-GAAP adjustments	—	(0.03)	—	—	(0.03)
Adjusted EPS, non-GAAP[h]	$0.47	$0.16	$0.58	$1.05	$0.15

Cross Country Healthcare, Inc.
Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	June 30,	December 31,
	2021	2020

Assets
Current assets:
Cash and cash equivalents	$18,127	$1,600
Accounts receivable, net	256,487	170,003
Prepaid expenses	5,183	5,455
Insurance recovery receivable	4,725	4,698
Other current assets	868	1,355
Total current assets	285,390	183,111
Property and equipment, net	13,578	12,351
Operating lease right-of-use assets	8,625	10,447
Goodwill	127,995	90,924
Trade names, indefinite-lived	5,900	5,900
Other intangible assets, net	31,850	34,831
Other non-current assets	20,300	19,409
Total assets	$493,638	$356,973

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$61,155	$49,877
Accrued employee compensation and benefits	52,153	35,540
Current portion of debt	3,426	2,425
Operating lease liabilities - current	4,381	4,509
Other current liabilities	945	1,072
Total current liabilities	122,060	93,423
Long-term debt, less current portion	110,777	53,408
Operating lease liabilities - non-current	13,467	15,234
Non-current deferred tax liabilities	9,515	6,592
Long-term accrued claims	24,790	25,412
Long-term contingent consideration	15,000	—
Other long-term liabilities	5,898	7,995
Total liabilities	301,507	202,064

Commitments and contingencies

Stockholders' equity:
Common stock	4	4
Additional paid-in capital	316,644	310,388
Accumulated other comprehensive loss	(1,310)	(1,280)
Accumulated deficit	(123,741)	(154,737)
Total Cross Country Healthcare, Inc. stockholders' equity	191,597	154,375
Noncontrolling interest in subsidiary	534	534
Total stockholders' equity	192,131	154,909
Total liabilities and stockholders' equity	$493,638	$356,973

Cross Country Healthcare, Inc.
Segment Data[k]
(Unaudited, amounts in thousands)

	Three Months Ended						Year-over-Year	Sequential
	June 30,	% of	June 30,	% of	March 31,	% of	% change	% change
	2021	Total	2020	Total	2021	Total	Fav (Unfav)	Fav (Unfav)

Revenue from services:
Nurse and Allied Staffing	$316,188	95%	$199,907	92%	$313,008	95%	58%	1%
Physician Staffing	15,639	5%	16,872	8%	16,233	5%	(7)%	(4)%
	$331,827	100%	$216,779	100%	$329,241	100%	53%	1%

Contribution income:[l]
Nurse and Allied Staffing	$35,284		$19,587		$37,417		80%	(6)%
Physician Staffing	562		1,219		1,428		(54)%	(61)%
	35,846		20,806		38,845		72%	(8)%

Corporate overhead[m]	14,066		13,224		14,211		(6)%	1%
Depreciation and amortization	2,199		3,929		2,253		44%	2%
Acquisition and integration-related costs[b]	924		—		—		(100)%	(100)%
Restructuring costs[c]	835		2,330		1,238		64%	33%
Impairment charges[e]	1,921		15,011		149		87%	NM
Income (loss) from operations	$15,901		$(13,688)		$20,994		216%	(24)%

	Six Months Ended						Year-over-Year
	June 30,	% of	June 30,	% of			% change
	2021	Total	2020	Total			Fav (Unfav)

Revenue from services:
Nurse and Allied Staffing	$629,196	95%	$391,790	92%			61%
Physician Staffing	31,872	5%	35,053	8%			(9)%
	$661,068	100%	$426,843	100%			55%

Contribution income:[l]
Nurse and Allied Staffing	$72,701		$33,409				118%
Physician Staffing	1,990		1,850				8%
	74,691		35,259				112%

Corporate overhead[m]	28,277		24,494				(15)%
Depreciation and amortization	4,452		7,225				38%
Acquisition and integration-related costs[b]	924		77				NM
Restructuring costs[c]	2,073		2,894				28%
Impairment charges[e]	2,070		15,011				86%
Income (loss) from operations	$36,895		$(14,442)				355%

NM-Not meaningful.

Cross Country Healthcare, Inc.
Summary Condensed Consolidated Statements of Cash Flows
(Unaudited, amounts in thousands)

	Three Months Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,	June 30,
	2021	2020	2021	2021	2020

Net cash provided by (used in) operating activities	$15,505	$16,569	$(24,927)	$(9,422)	$33,731
Net cash used in investing activities	(26,286)	(1,528)	(1,186)	(27,472)	(2,490)
Net cash provided by (used in) financing activities	15,434	(21,402)	38,004	53,438	(26,001)
Effect of exchange rate changes on cash	(14)	(4)	(3)	(17)	(38)
Change in cash and cash equivalents	4,639	(6,365)	11,888	16,527	5,202
Cash and cash equivalents at beginning of period	13,488	12,599	1,600	1,600	1,032
Cash and cash equivalents at end of period	$18,127	$6,234	$13,488	$18,127	$6,234

Cross Country Healthcare, Inc.
Other Financial Data
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,	June 30,
	2021	2020	2021	2021	2020

Consolidated gross profit margin[n]	21.9%	23.4%	21.7%	21.8%	23.5%

Nurse and Allied Staffing statistical data:
FTEs[o]	7,578	5,801	6,614	7,096	6,473
Average Nurse and Allied Staffing revenue per FTE per day[p]	$454	$375	$522	$486	$328

Physician Staffing statistical data:
Days filled[q]	9,775	9,195	9,469	19,244	19,394
Revenue per day filled[r]	$1,600	$1,835	$1,714	$1,656	$1,807

(a)

Adjusted EBITDA, a non-GAAP financial measure, is defined as net income (loss) attributable to common shareholders before interest expense, income tax expense (benefit), depreciation and amortization, acquisition and integration-related costs, restructuring costs, legal settlements and fees, impairment charges, gain or loss on derivative, loss on early extinguishment of debt, gain or loss on disposal of fixed assets, gain or loss on sale of business, other expense (income), net, equity compensation, applicant tracking system costs, and includes net income attributable to noncontrolling interest in subsidiary. Adjusted EBITDA should not be considered a measure of financial performance under GAAP. Management presents Adjusted EBITDA because it believes that Adjusted EBITDA is a useful supplement to net income attributable to common shareholders as an indicator of operating performance. Management uses Adjusted EBITDA for planning purposes and as one performance measure in its incentive programs for certain members of its management team. Adjusted EBITDA, as defined, closely matches the operating measure typically used in the Company's credit facilities in calculating various ratios. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by the Company's consolidated revenue.

(b)

Acquisition and integration-related costs include costs for legal and advisory fees for the WSG acquisition that closed on June 8, 2021, and valuation adjustments related to the contingent consideration liability for the Mediscan acquisition.

(c)	Restructuring costs are primarily comprised of employee termination costs, lease-related exit costs, and reorganization costs as part of planned cost savings initiatives.
(d)

Legal settlements and fees include legal settlement charges as presented on the consolidated statements of operations as well as legal fees pertaining to non-operational legal matters which are included in selling, general and administrative expenses. For the three and six months ended June 30, 2021, we incurred legal fees related to various legal matters outside the normal course of operations. For the three and six months ended June 30, 2020, we incurred $1.6 million in legal fees related to an ongoing legal matter outside the normal course of operations.

(e)

Impairment charges for the six months ended June 30, 2021 was comprised of $1.9 million related to right-of-use assets and related property in connection with leases that were vacated during the second quarter and $0.1 million related to the write-off of a discontinued software development project. The three and six months ended June 30, 2020 included non-cash impairment charges of $15.0 million, which was comprised of $10.5 million related to goodwill and other intangible assets for the former Search business and $4.5 million related to right-of-use assets and related property and equipment in connection with leases that were vacated during the quarter. Rebranding impairments and accelerated amortization related to finite-lived trade names in connection with the rebranding initiatives.

(f)

Applicant tracking system costs are related to the Company's project to replace its legacy system supporting its travel nurse staffing business. These costs are reported in selling, general and administrative expenses on the consolidated statement of operations and included in corporate overhead in segment data.

(g)

Cross Country Talent Acquisition Group, LLC was controlled by the Company but not wholly owned. The Company recorded the ownership interest of the noncontrolling shareholder as noncontrolling interest in subsidiary. Effective December 31, 2020, the sole professional staffing services agreement held by this joint venture was terminated. The Company subsequently entered into a direct staffing agreement with the hospital system.

(h)

Adjusted EPS, a non-GAAP financial measure, is defined as net income (loss) attributable to common shareholders per diluted share before the diluted EPS impact of acquisition and integration-related costs, restructuring costs, legal settlements and fees, impairment charges, rebranding impairments and accelerated amortization, gain or loss on derivative, loss on early extinguishment of debt, gain or loss on sale of business, applicant tracking system costs, and nonrecurring income tax adjustments. Adjusted EPS should not be considered a measure of financial performance under GAAP. Management presents Adjusted EPS because it believes that Adjusted EPS is a useful supplement to its reported EPS as an indicator of operating performance. Management believes it provides a more useful comparison of the Company's underlying business performance from period to period and is more representative of the future earnings capacity of the Company.

(i)	Non-recurring income tax adjustment for the three and six months ended June 30, 2021 reflects a valuation allowance related to a state rate change as a result of the WSG acquisition.
(j)	Due to the net loss for the three and six months ended June 30, 2020, 76 and 265 shares (in thousands) were excluded from diluted weighted average shares.
(k)

Segment data provided is in accordance with the Segment Reporting Topic of the FASB ASC. In the first quarter of 2021, the Company modified its reportable segments and now discloses two reportable segments - Nurse and Allied Staffing and Physician Staffing beginning in the first quarter of 2021. Revenue in the amount of $1.8 million and $5.5 million, respectively, and contribution loss of $1.1 million and $1.4 million, respectively, included in the previously-reported Search segment have been reclassified to Nurse and Allied Staffing for the three and six months ended June 30, 2020.

(l)

Contribution income is defined as income (loss) from operations before depreciation and amortization, acquisition and integration-related costs, restructuring costs, legal settlement charges, impairment charges, and corporate overhead. Contribution income is a financial measure used by management when assessing segment performance.

(m)

Corporate overhead includes unallocated executive leadership and other centralized corporate functional support costs such as finance, IT, legal, human resources, and marketing, as well as public company expenses and corporate-wide projects (initiatives).

(n)

Gross profit is defined as revenue from services less direct operating expenses. The Company's gross profit excludes allocated depreciation and amortization expense. Gross profit margin is calculated by dividing gross profit by revenue from services.

(o)	FTEs represent the average number of Nurse and Allied Staffing contract personnel on a full-time equivalent basis.
(p)	Average revenue per FTE per day is calculated by dividing Nurse and Allied Staffing revenue, excluding permanent placement, per FTE by the number of days worked in the respective periods.
(q)	Days filled is calculated by dividing the total hours invoiced during the period, including an estimate for the impact of accrued revenue, by 8 hours.
(r)	Revenue per day filled is calculated by dividing revenue as reported by days filled for the period presented.

Contacts

Cross Country Healthcare, Inc.
William J. Burns, Executive Vice President & Chief Financial Officer
561-237-2555
wburns@crosscountry.com